EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of January 16th, 2005 by and between Brainstorm Cell Therapeutics Ltd., a company incorporated under the laws of the State of Israel and maintaining its principal place of business at 15 Gonen St., Kiryat Matalon, Petach Tikva 49170 (the "Company") and Brainstorm Cell Therapeutics Inc, a company incorporated under the laws of the State of Washington (U.S.A) and maintaining its principal place of business at 1350 Av of the Americas, New York, NY 10019 (the "BCLI") and David Stolick, Israeli I.D. No. 22012322 residing at 4B HaKarkom St., Ness Ziona (the "Employee")

            WHEREAS the Company and BCLI desire to engage the Employee as Chief Financial Officer (CFO) and the Employee desires to enter into such employment and represents that he has the requisite skill and knowledge to serve as such; and

            WHEREAS the parties desire to set forth herein the terms and conditions of the Employee's engagement by the Company and BCLI, effective as of the date of this Agreement, as set forth below;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.    EMPLOYMENT - GENERAL

1.1. Employment. Company and BCLI hereby employ Employee and Employee hereby accepts employment upon the terms and conditions set forth hereinafter. Employee shall commence his employment in the Company and BCLI on February 13, 2005.

1.2.  The Position. The Employee shall be employed as Chief Financial Officer
      (CFO) (the "Position") and, in such capacity, he shall be subject to the direction and control of the Company and BCLI's Chief Executive Officer and Board of Directors.

1.3. Position. The Employee shall be employed on a 70% part-time basis for the initial six (6) months, after which he shall be employed on a full-time basis. The Employee shall devote his business time, attention and efforts to the performance of his duties and responsibilities hereunder. During the term of this Agreement, Employee shall not be engaged in any other business or professional activity (whether or not during normal business hours) without the written approval of the Company and BCLI's Management.

1.4. Personal Service Contract. The Parties hereto confirm that this is a personal service contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of Company and/or BCLI in respect to any of its other employees or contractors. Except as expressly provided in this Agreement, Employee shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with Company and/or BCLI.


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

1.5. Special Degree of Personal Trust. Employee acknowledges and agrees, that from the perspective of the status, responsibility and terms of employment of Employee, he shall be counted amongst those employees whose functions require a special degree of personal trust, and the conditions and circumstances of whose employment do not facilitate the supervision of their work and rest hours as those expressions are defined in the Hours of Work and Rest Law, 5711-1951 and accordingly the restrictions specified in the aforementioned Law and in the Wage Protection Law shall not apply to his employment. Employee shall not be entitled to demand or receive, inter alia, payment for overtime, as may be required by the Company and/or BCLI, and the amount paid to him as a Salary (as defined below), shall also include full compensation for overtime hours. 2. EMPLOYEE'S UNDERTAKINGS. Employee hereby undertakes as follows: 2.1. Carry out of Instructions. To carry out all of the instructions related to his employment in accordance with the instructions of Company and/or BCLI's Management. 2.2. Fidelity. To perform the duties and assignments imposed upon him in the scope of his employment with Company and/or BCLI with devotion, honesty and fidelity, subject to Company and/or BCLI's policy in effect from time to time, and to dedicate to the performance of the said duties all his know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to consolidate Company and BCLI and to advance the affairs and business of Company and BCLI and the realization of its objectives. 2.3. Conflict of Interest. Employee declares that he is not presently involved, and he undertakes not to become involved in the future, for so long as he is an employee of Company and/or BCLI, in any obligations towards any third party whatsoever which entail any form of conflict of interest with his employment with Company and/or BCLI.

2.    EMPLOYEE'S UNDERTAKINGS. Employee hereby undertakes as follows:

2.1. Carry out of Instructions. To carry out all of the instructions related to his employment in accordance with the instructions of Company and/or BCLI's Management.

2.2. Fidelity. To perform the duties and assignments imposed upon him in the scope of his employment with Company and/or BCLI with devotion, honesty and fidelity, subject to Company and/or BCLI's policy in effect from time to time, and to dedicate to the performance of the said duties all his know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to consolidate Company and BCLI and to advance the affairs and business of Company and BCLI and the realization of its objectives.

2.3. Conflict of Interest. Employee declares that he is not presently involved, and he undertakes not to become involved in the future, for so long as he is an employee of Company and/or BCLI, in any obligations towards any third party whatsoever which entail any form of conflict of interest with his employment with Company and/or BCLI.

3.    COMPENSATION

3.1. Salary. In consideration for Employee's obligations under this Agreement, Company shall pay Employee a monthly gross salary of 20,000 NIS in the initial six months, for the part-time position, and 28,000 NIS for the full-time position afterwards (the "Salary").

3.2. Payment. The Salary shall be paid to Employee by no later than the 10th of the following month. As provided in Section 1.5 above, the Salary includes remuneration for working overtime and on days of rest, and Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. Employee acknowledges that the Salary to which he is entitled constitutes due consideration for him working overtime. The Salary, as mentioned in Section 3.1 hereto, and it alone, shall constitute the sole basis for calculating any of Employee's rights under any applicable law, and any other benefits provided under this Agreement shall not be deemed as the Salary or any part thereof.


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

3.3. Statutory Deductions. Company shall make the required statutory deductions from the Salary and from any other amount paid to Employee by Company under this Agreement, including income tax, social security and healthcare tax, and make the appropriate payments on behalf of Employee to the Income Tax Authorities, to the Institute of National Insurance and any other relevant authority.

3.4. Additional Benefits. Employee shall be entitled to such additional benefits, as provided in Exhibit A.

3.5. Expenses. The Company will reimburse Employee for any documented, out-of-pocket expenses from time to time properly incurred by Employee in connection with his employment by Company and/or BCLI, provided that such expenses have been approved in advance by Company.

3.6. Sick Leave and Recuperation Pay. Employee shall be entitled to sick leave and Recuperation Pay (aie aa0aa) as provided by law.

3.7. Vacation. Employee shall be entitled to such annual vacation of 18 days per year, and no less than the number of days required by the Annual Vacation Law, 5711-1951, and such annual vacation shall be increased in accordance with the Annual Vacation Law, 5711-1951. Annual vacation may not be accumulated for over 2 years and the Company shall be entitled to redeem leave at any time.

3.8. Reserve Duty. Employee shall continue to receive the Salary (and Company shall continue to make contributions to the Policy and the education fund) during periods of military reserve duty. Employee hereby assigns and undertakes to pay to Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

3.9. Directors & Officers Insurance. Upon signature of this agreement, the Company shall obtain on behalf of the Employee directors & officers liability insurance with coverage that is sufficient to cover Employee's activities hereunder, and shall provide the Employee with a written undertaking of the Company and of BCLI to indemnify and release the Employee to the full extent possible in accordance with the Israeli Companies Law 5759-1999 and the applicable Law of the State of Washington, USA.

The Company undertakes to maintain said insurance and pay all premiums thereof during the term of the Agreement and for a period of 1 year following expiration and/or termination of the Agreement for any reason whatsoever.

4.    TERM OF AGREEMENT

4.1. Term. This Agreement shall commence on the date hereof and shall continue to be in effect for an indefinite period of time.

4.2. Termination by Employee. Employee shall be entitled to terminate this Agreement by giving Company and BCLI a prior notice, to be delivered to Company and BCLI, in writing, of 90 (ninety) days; It being understood that during such period, Employee shall (subject to the needs of the Company and/or BCLI) continue to perform his duties for Company and BCLI, including the training and initiation of his replacement.

4.3. Termination by Company and/or BCLI. Company and/or BCLI shall be entitled to terminate this Agreement, at any time, by giving Employee a prior notice, to be delivered to Employee, in writing, of 90 (ninety) days. In such event Employee shall (subject to the instructions of the Company and/or BCLI) continue to perform his duties for the Company and BCLI, including the training and initiation of his replacement, and, subject to the performance of such obligations, The Company and/or BCLI shall be entitled to terminate the actual employment of Employee at any time forthwith, including during the prior notice, and to make a payment to Employee in lieu of such prior notice.

4.4.  Termination For Cause. Notwithstanding the foregoing provisions of this
      Section 4, Company and/or BCLI shall be entitled to terminate this Agreement forthwith, and without prior notice, and Employee shall not be entitled to any severance pay or other compensation whatsoever, in any of the following events: (i) conviction of any felony involving moral turpitude or affecting the Company and/or BCLI; (ii) embezzlement of funds of the Company and/or BCLI or other breach of fiduciary duty toward the Company and/or BCLI; (iii) ownership, direct or indirect, of an interest in a person or entity in competition with the Company and/or BCLI, without the prior written permission of the Management of the Company and/or BCLI; and (iv) disposition of Company and/or BCLI confidential information contrary to the provisions of the law or this Agreement; (v) willful disloyalty and/or deliberate dishonesty; (vi) material breach of any of the terms of this Agreement;

5.    PROPREITARY INFORMATION

5.1. Proprietary Information. The Employee acknowledges and agrees that the business of the Company and/or BCLI and its affiliates is highly competitive and that in the course of his employment with the Company and/or BCLI, he will have access to confidential and proprietary information concerning the business and financial activities of the Company and/or BCLI and information and technology regarding the Company and/or BCLI's product research and development, including without limitation, the Company and/or BCLI]s patents, trade marks, trade secrets, intellectual property, banking information, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary; written oral or computer generated, shall be deemed to be and referred to as "Proprietary Information". Proprietary Information shall be deemed to include any and all preparatory information disclosed by or on behalf of the Company and/or BCLI and irrespective of form, but excluding information that (i) was known to the Employee prior to his association with the Company and/or BCLI and can be so proven by documentary evidence,
      (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge, except as a result of a breach of this Agreement or any other obligation to the Company and/or BCLI by the Employee, or any other third party (iii) is legally required by any administrative or governmental agency to be disclosed, provided that any such disclosure shall be made only to the extent required to fulfill Employee's legal obligations, and provided further that the Employee immediately notifies the Company and BCLI of such obligation or requirement, prior to making any disclosure, to enable the Company and/or BCLI to contest the requirement thereof.

5.2. Nondisclosure. Employees agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and/or BCLI and its assignees at all times. Both during his engagement by the Company and/or BCLI and for five (5) years after its termination. Employee will keep in confidence and trust all Proprietary Information and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company and BCLI, except as may be necessary in the ordinary course of performing the Employee's duties hereunder and in the best interests of the Company and/or BCLI.

5.3. Return of Documents. Upon termination of his employment with the Company and/or BCLI, and upon the Company and/or BCLI's request, the Employee will promptly deliver to the Company and BCLI all documents and materials of any nature pertaining to his work with the Company and/or BCLI, including but not limited to notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into Employee's possession or prepared by him in connection with his Employment, and he will not take with him any documents or materials or copies thereof containing any Proprietary Information.

5.4. Third Party Information. Employee recognize that the Company and/or BCLI]received and will receive confidential or proprietary information from third parties subject to a duty on the Company and/or BCLI's part to maintain the confidentiality of such information and to use it only for certain limited purposes at all times. Both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust. He will not trust or disclose any of such information without the prior written consent of the Company and/or BCLI, except as may be necessary to perform his duties as an employee of the Company and/or BCLI and consistent with the Company and/or BCLI's agreement with such third party. Upon termination of his employment with the Company and/or BCLI, Employee shall act with respect to such information as set forth in Section y5.3, mutatis mutandis.

5.5. Survival. The Employee's undertakings in this Section y5 shall remain in full force and effect after termination of this Agreement.

6.    DISCLOSURE AND ASSIGNMENT OF INVENTIONS

6.1. Contributions. The Employee understands that the Company and BCLI is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company and BCLI, he is expected to make new contributions to and create inventions of value for the Company and BCLI.

6.2. Obligation to Keep the Company and/or BCLI Informed. From and after the date he first became associated with the Company and/or BCLI; Employee undertakes and covenants that he will promptly disclose in confidence to the Company and BCLI all inventions, improvements, designs, original works of authorship formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company and/or BCLI's business or current or anticipated research and development, whether or not patentable, copyrightable or protectable as trade secretes, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others during the period of his employment, whether or not in the course of his employment ("Inventions").

6.3. Ownership. The Employee agrees and represents, that all Inventions as defined above, will be the sole and exclusive property of the Company and/or BCLI or of any third party specified by the Company and/or BCLI.

6.4. Assignment of Inventions. The Employee hereby irrevocably transfers and assigns and will transfer and assign in the future to the Company and/or BCLI, or to any third party specified by the Company and/or BCLI (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all "Moral Rights" (as defined below) that he may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his work on behalf of the Company and/or BCLI. "Moral Rights" mean any rights of paternity any right to claim authorship of any Invention and all right, title and interest worldwide in such Inventions and in all intellectual property rights based upon such Inventions. To object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention whether or not such would be prejudicial to his honor or reputation and any similar right, existing under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "Moral Right". The Employee hereby warrants and represents that he or she has no rights of any kind whatsoever in, with respect to, or in connection with, any of the Proprietary Information, nor any other intellectual property, currently utilized or planned to be utilized by the Company and/or BCLI.

6.5. Assistance in Obtaining Patents and other Legal Protections. The Employee agrees to assist the Company and/or BCLI to obtain for the Company and/or BCLI and enforce patents, copyrights, mask work rights and other legal protections for the Company and/or BCLI's Inventions in any and all countries. Employee will execute any documents that the Company and/or BCLI may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee's obligation under this Section y6.5 will continue beyond the termination of his employment with the Company and/or BCLI, provided that the Company and/or BCLI will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company and/or BCLI's request on such assistance. The Employee hereby irrevocably appoints the Secretary of the Company and/or BCLI as his attorney-in-fact to execute documents on his behalf for this purpose.

7.    NON - COMPETITION

7.1. Non Competition. The Employee agrees and undertakes that he will not, so long as he is employed by the Company and/or BCLI and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly as owner, partner, joint venturer, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving either (i) products which compete, directly or indirectly, with the business of the Company and/or BCLI or its affiliates, products produced or proposed to be produced by the Company and/or BCLI or its subsidiaries or affiliates or
      (ii) information, processes, technology or equipment that competes with information, processes, technology or equipment in which the Company and/or BCLI or its subsidiaries or affiliates has a proprietary interest, competing with products or services offered by the Company and/or BCLI; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not exceed at any one time, one percent of any class of stock or securities of such company, so long as Employee has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

7.2. No Solicitation. The Employee agrees and undertakes that during the term of his or her employment with the Company and/or BCLI and for a period of twelve (12) months thereafter, the Employee will not directly or indirectly including personally or in any business in which it is an officer, director, joint venturer, partner or shareholder:

(i) Solicit, entice, canvass or approach or endeavor to solicit, canvass or approach any person who, to his or her knowledge, was provided with services by the Company and/or BCLI or provided services to the Company and/or BCLI as a vendor or supplier or its parent or subsidiaries at any time during the twelve (12) months immediately prior to the termination date (i) for the purpose of offering services or products which directly compete with the business of the Company and/or BCLI or its affiliates or its Proprietary Information, (ii) for the purpose of interfering with the Company and/or BCLI's relationship with such entity or person, or (iii) to cease doing business with Company and/or BCLI or its affiliates, reduce its relationship with Company and/or BCLI or its affiliates or refrain from establishing or expanding a relationship with Company and/or BCLI or its affiliates or in any other way interfere with the Company and/or BCLI's or its affiliates' relationships with its customers, vendors or suppliers; or

(ii) Employ, solicit or entice away or endeavor to solicit or entice away from the Company and/or BCLI or its parent or subsidiaries any person employed by the Company and/or BCLI or its parent or subsidiaries any time during the twelve (12) months immediately prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

7.3. Severability. If any one or more of the terms contained in this Section y7 shall, for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

8.    MISCELLANEOUS

8.1. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

8.2. Assignments. Employee may not assign or transfer any right, claim or obligation provided herein. The Company and/or BCLI may assign or transfer any right, claim or obligation provided herein, provided that any right of the Employee under this Agreement shall not be diminished.

8.3. Notices. The addresses of the parties for the purposes of this Agreement shall be as specified in the preamble hereto and/or any other address as notified by either party to the other from time to time. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by the notifying party to the other party via fax, e-mail, registered mail or personal delivery service. Notices shall be deemed effective 72 business hours after sending same by registered mail, postage prepaid, to the other party at the address noted above, 24 business hours after their authenticated transmission via fax, or e-mail and immediately upon their personal delivery by courier or other personal delivery service.

8.4. Construction. Words in the masculine gender shall include the feminine and vice versa.

8.5. Entire Agreement. This Agreement contains the entire understanding of the parties. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof.

8.6. Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by the parties.


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

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written:


--------------------------------------     -------------------------------------
EMPLOYEE                                   BRAINSTORM CELL THERAPEUTICS LTD.


By: ______________
Title: _____________


        --------------------------------
        BRAINSTORM CELL THERAPEUTICS Inc


By: ______________
Title: _____________


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

Exhibit A

1. Manager's Insurance Policy. The Company shall contribute funds on behalf of its employees to a Managers Insurance Fund in the name of the Employee ("Fund") and disability insurance for loss of ability to work ("Disability Insurance") as specified below.

      1.1 The Company shall allocate to the Fund, an aggregated amount equal to thirteen and a third percent (13.33%) in the following portions; five percent (5%) of each monthly Salary for pension compensation and eight and a third percent (8.33%) of each monthly Salary to severance compensation. Moreover, the Company will allocate for the purpose of the Disability Insurance a maximum premium of 2.5% of Employee's monthly Salary, as provided by the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay. The Company shall deduct from Employee's monthly Salary an aggregated amount equal to five percent (5%) of Employee's monthly Salary for the Fund.

      1.2 The aforementioned allocations shall be in lieu of Severance Pay according to the Severance Pay Law 5723-1963 ("Severance Pay Law").

2. Education Fund. The Company shall pay a sum as high as the recognized deductible cap by the tax authorities, but in any event no more than 7.5% of the Salary and shall deduct 2.5% from the Salary to be paid on behalf of Employee toward a further education fund. Use of these funds shall be in accordance with the by-laws of the fund. The Employee hereby grants his consent to such a deduction provided in this section herein.

3. Options. The Employee shall be entitled to participate in the BCLI's approved Employee Stock Option Plan. The Employee shall be granted options to purchase Common Stock of Brainstorm Cell Therapeutics Inc. upon such terms and conditions set forth by Management of Company and/or BCLI.

4. Car. During the term of this agreement Employee shall be entitled to the full time use of a Company vehicle Class 2. All the expenses in connection with the taxes, maintenance and use of the said car shall be borne and paid by the Company. Employee hereby undertakes to use the car reasonably and properly, as if the car was owned by him, and to return the car to Company immediately upon the termination of this Agreement. The Employee hereby covenants to pay and to bear any fine regarding parking violation, traffic violation or any other violation, and to bear any expense with respect to any trial or other proceeding thereto.]

5. Cellular Phone: The Company shall provide the Employee, at the Company's sole cost and expense, a cellular phone, for the purpose of performing his duties under this Agreement.


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

                         Petach Tikva, January 16, 2005

Dear Mr. Stolick,

                              Re: Grant of Options

Further to the Employment Agreement executed between you and Brainstorm Cell Therapeutics Ltd. (the "Company") and Brainstorm Cell Therapeutics Inc (the "BCLI") on January 16, 2005 (the "Employment Agreement"), the Company and BCLI hereby agree that subject to the approval of the 2004 Global Share Option Plan (the "Plan") by BCLI's shareholders and subject to the approval of BCLI's board of directors, you will be granted options to purchase 400,000 of the BCLI's Common Stock (as may be adjusted in accordance with the terms of the Plan for stock splits, stock combinations, reclassification and like events) at an exercise price of $0.75.

The options, when granted, shall be subject to the terms and provisions of the Plan as shall be approved by BCLI's shareholders and to the provisions of the Option Agreement to be executed between you and BCLI.

Subject to the above, the options shall vest over a period of three years as follows:

1/36 of the options shall vest at the end of each month of your employment with the Company during a period of three years.

The option shall be exercisable by the Employee at any time during a period of 10 years from the effective date of the Employment Agreement (the "Option Expiration Date"), but in any case not later than 2 years after termination of the Agreement.

For the avoidance of doubt, it is hereby clarified that in the event that the Employment Agreement is terminated for any reason whatsoever whether by you or the Company, you shall be entitled to partial vesting of options with regards to such partial month.

In the event that the Employee resigns as a result of Constructive Discharge (as defined below) or in the event of termination of Employee's employment by reason of Disability (as defined hereinbelow) or death of the Employee, 67% of the remaining unvested Options shall vest immediately as of the date of the notice of termination, and Employee or his legal representative, estate or other person to whom his rights are transferred by will or by laws of descent or distribution, shall be entitled to exercise the vested Options from said date until the earlier of (i) the lapse of two (2) years thereafter, or until the Option Expiration Date, as applicable. The term "Constructive Discharge" shall mean (i) material reduction in Employee's compensation; or (ii) voluntary termination by Employee as a result of an M&A Transaction or within 6 months thereafter. For the purposes hereof, "M&A Transaction" shall mean a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets or shares of BCLI and/or the Company are sold, leased or transferred to another company or otherwise disposed of; and the term "Disability" shall mean a physical or mental infirmity which impairs Employee's ability to substantially perform her duties under the Agreement and which continues for a period of at least 180 (one hundred and eighty) consecutive days.

Brainstorm Cell Therapeutics  Ltd.            Brainstorm Cell Therapeutics  Inc.


By:                                           By:
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Title:                                        Title:
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